MDU Resources Announces Third Quarter Earnings

BISMARCK, ND - October 22, 2002 - MDU Resources Group, Inc. (NYSE:MDU) announced financial results for the three months ended September 30, 2002, showing consolidated earnings of $53.7 million, an increase of $3.1 million compared to the same period last year. Earnings per common share, diluted, totaled 75 cents, compared to 74 cents per common share, diluted, for the third quarter of 2001. "I am especially pleased to report that record quarterly earnings were achieved at our construction materials and mining segment," said Martin A. White, chairman of the board, president and chief executive officer. "These gains along with the gain at our pipeline and energy services segment were largely responsible for the quarterly increase."

Earnings for the nine months ended September 30, 2002, totaled $101.9 million or $1.44 per common share, diluted. The year-to-date 2002 earnings include the one-time effects of a compromise agreement resulting in a $16.6 million after-tax nonrecurring gain realized in the first quarter.

"The soft economy in the United States continues to affect company operations," White said, "however, we still expect 2002 to provide respectable earnings. The products and services our company provides are essential to the nation's infrastructure and as a result our company has not felt the same degree of impact from the slowed economy that so many other companies have. In addition, our earnings are based on hard assets that will continue to benefit stockholders for years to come. The power plants, gas lines, substantial aggregate reserves held by our construction materials segment, and the reserves held by our natural gas and oil production segment will continue to provide earnings well into the future. I remain confident that with our strong management and operations teams, our company will be successful in any economy. We will continue making an important contribution toward building a strong America."

"We are maintaining our guidance for 2002 earnings per common share, diluted, at $1.80 to $2.00. Excluding the benefit of the compromise agreement discussed earlier, 2002 earnings per common share from operations are projected to be $1.60 to $1.80. Current projections on earnings per common share for 2003 are in the range of $1.80 to $2.05."

                  QUARTERLY PERFORMANCE SUMMARY

Construction Materials and Mining
Record third quarter earnings of $33.4 million were recorded at the construction materials and mining segment, an increase of 23 percent or $6.2 million over the same period last year. Increased aggregate, cement and ready-mixed concrete sales volumes combined with higher construction revenues at existing operations and earnings from companies acquired since the comparable period a year ago were largely responsible for the increased earnings. Revenues for the third quarter were $77 million higher than for the same period last year.

Electric
Electric segment earnings for the three months ended September 30, 2002, totaled $4.5 million compared to 2001 earnings of $8.3 million for the same period. The decrease was largely the result of significantly lower average realized wholesale electric prices due to a weaker demand in the wholesale spot markets and a North Dakota retail rate reduction. Somewhat offsetting these decreases were increased retail sales. The company has filed an appeal in a North Dakota District Court on the retail rate reduction order.

Natural Gas Distribution
For the third quarter, the natural gas distribution segment experienced a normal seasonal loss. The loss of $2.6 million in 2002 was slightly less than that experienced in the third quarter last year as a result of slightly higher retail sales volumes. In addition, an interim Montana rate increase of $2.1 million annually was implemented in early September. A natural gas rate case has recently been filed in Minnesota. Rate cases were filed in North Dakota, Wyoming and Montana earlier this year. These cases would result in higher natural gas rates if approved.

Utility Services
Earnings from the company's utility services segment were $1.6 million for the third quarter 2002, compared to earnings of $3.4 million for the same period in 2001. The decrease was largely due to a slowdown in telecommunications work and the impact of the weak economy on the technology sector, which resulted in lower construction revenues and margins in the Rocky Mountain and Pacific Northwest regions as well as in the engineering services business. Lower equipment sales revenues and margins also affected the quarterly earnings. These decreases were partially offset by increased workloads in the utility sector.

Pipeline and Energy Services
Pipeline and energy services segment third quarter 2002 earnings totaled $9.9 million compared to 2001 earnings of $3.9 million for the same period. The pipeline and gathering operations produced higher earnings as a result of higher volumes transported and gathered at higher average rates as well as higher storage revenues. The earnings increase from these activities was somewhat offset by higher depreciation, which is a result of the gathering system expansion to accommodate increasing natural gas volumes.

Also contributing to the positive results were earnings from our 49 percent owned Brazilian operations in the amount of $4.0 million, largely attributable to foreign currency gains on Brazilian real-denominated obligations. While the matter has not been finally resolved, our management has initially determined the functional currency for the 200-megawatt natural gas generation project to be the U.S. dollar. The company's determination is based on the fact that the contract revenues for the project are largely indexed to the U.S. dollar. In addition, the majority of expected operation and maintenance expenses as well as actual equipment purchases are in U.S. dollars. If, however, the Brazilian real is ultimately deemed to be the functional currency, rather than recording a $4.0 million gain, the company would incur a net loss from the Brazilian operations for the third quarter of approximately $7.5 million, largely from foreign currency losses related to U.S. dollar-denominated obligations.

Natural Gas and Oil Production
Earnings at the natural gas and oil production segment were $6.9 million, compared to $10.5 million in the third quarter of 2001. The company's combined natural gas and oil production increased 17 percent, largely as a result of increased natural gas production in the Rocky Mountain area. This increase was more than offset by realized natural gas prices that were 16 percent lower than the same period last year. Although natural gas prices in the Gulf Coast increased, significantly lower natural gas prices in the Rocky Mountain area more than offset those increases. Higher lease operating costs were experienced resulting from the expansion of coalbed natural gas production.

Corporate News
In August, the Board of Directors increased the quarterly common stock dividend to 24 cents per share, a 4.3 percent increase from the previously stated quarterly dividend of 23 cents. This marks the twelfth consecutive year the dividend has been increased.

At the construction materials and mining segment, work has begun on a $167 million joint venture harbor deepening project in Los Angeles. One of the company subsidiaries is responsible for approximately one-half of this project and will be supplying rock from its Catalina Island quarry. Another subsidiary has begun work on a multi-year resort project in the state of Washington.

The utility has begun construction on a 40-megawatt, natural gas fired peaking unit. The unit is expected to be in operation by June 1, 2003. The utility also announced it would purchase energy from a 20-megawatt, wind energy farm in North Dakota. Pending regulatory approval, the project will be the first large-scale effort to harness North Dakota's immense wind energy resource.

An application has been filed to modify the proposed construction of a 247-mile, FERC-regulated natural gas pipeline from Wyoming to North Dakota. The amended plan seeks to reroute a portion of the line and modifies facility construction to reduce the proposed initial maximum firm daily design delivery capacity and revises the original construction schedule.

The company's independent power production group recently entered into an agreement to purchase 213-megawatts of natural gas fired electric generating facilities. Financial closing is subject to certain conditions and is expected to occur in the fourth quarter. Ninety-five percent of the facilities' output is sold to a non-affiliated utility under long-term power purchase contracts.

On October 1, two privately held ready mix, asphalt and aggregate companies with combined annual revenues in excess of $15 million were acquired by the construction materials and mining subsidiary. The companies serve northwestern Minnesota. Recently, the utility services subsidiary acquired a union electrical contractor based in Cincinnati, Ohio. The company, with annual revenues averaging approximately $17 million, specializes in inside electrical services, low voltage building systems and electrical repair and maintenance services.

The company will host webcasts on October 22, 2002, beginning at 1:15 PM CDT of its presentation at the EEI Financial Conference and on October 23, 2002, beginning at 10:00 AM CDT to discuss third quarter results and earnings guidance. The online replay of the EEI webcast will be available beginning at 3:00 PM CDT on October 22 and continuing through November 5, 2002. The second webcast replay will be available beginning at 1:00 PM CDT on October 23 through November 6, 2002. An audio replay of the October 23 presentation will be available beginning at 4:00 PM CDT on October 23 through October 30, 2002. Both events can be accessed at http://www.mdu.com. Listeners should go to the Web site up to 15 minutes before the event to register and download any necessary audio software.

                             OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company over the next few years and other matters for each of its six business segments. Many of these highlighted points are "forward-looking statements." There is no assurance that the company's projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section as well as the various important factors listed at the end of this document under the heading "Safe Harbor for Forward-looking Statements." Changes in such assumptions and factors could cause actual future results to differ materially from the company's targeted growth, revenue and earnings projections.

MDU Resources Group, Inc.
* Earnings per share, diluted, for 2002 are projected in the $1.80 to $2.00 range. Excluding the benefit of the compromise agreement previously mentioned, 2002 earnings per share from operations are projected to be in the approximate range of $1.60 to $1.80.
* Earnings per share, diluted, for 2003 are projected in the $1.80 to $2.05 range.
* Weighted average diluted common shares outstanding for the twelve months ended December 31, 2001, were 67.9 million. The company anticipates a 3 percent to 7 percent increase in weighted average diluted shares outstanding by 2002 year end.
* The company will examine issuing equity from time to time to keep debt at the nonregulated businesses at no more than 40 percent of total capitalization.
* The company anticipates investing approximately $420 million in capital expenditures during 2002, including potential future acquisitions.
* The company estimates that the benefit resulting solely from the discontinuance of goodwill amortization would be 5 cents to 6 cents per common share in 2002.
* The company's long-term compound annual growth goals on earnings per share from operations are in the range of 6 percent to 9 percent.

Electric
* A 40-megawatt natural gas fired peaking unit is scheduled to be constructed for operation by June 1, 2003. This project is expected to be recovered in rates and will be used to meet the utility's need for additional generating capacity.
* Pending regulatory approval, the company plans to purchase energy from a 20-megawatt, wind energy farm in North Dakota. Rate recovery is expected.
* The company is working with the state of North Dakota to determine the feasibility of constructing a 500-megawatt lignite-fired power plant in western North Dakota. The first preliminary decision is expected in December 2002.
* An appeal has been filed in a North Dakota District Court on the North Dakota Public Service Commission's April 24, 2002, electric rate reduction order. The PSC order required Montana-Dakota to reduce its electric rates by $4.3 million annually. The filing also asked for a stay of the effectiveness of the order. The company was granted a partial stay for $3.5 million of the reduction that it challenged. The balance of the reduction has been put into effect and the company is placing the stayed amount in reserve. In October, oral arguments were held at the District Court with a ruling expected in the near future.

Natural Gas Distribution
* Annual natural gas throughput for 2002 is expected to be approximately 53 million decatherms, with about 40 million decatherms from sales and 13 million decatherms from transportation, which compares to 37 million decatherms from sales and 14 million decatherms from transportation in 2001.
* In April 2002, the natural gas distribution segment filed with the North Dakota Public Service Commission for a natural gas rate increase. The company is requesting a total of $2.8 million or 4.1 percent above current rates. A hearing was held with the PSC in October with a final order due in December 2002. In May, a natural gas rate case was filed with the Montana Public Service Commission. The company is requesting a total of $3.6 million or
  6.5 percent above current rates. In September an interim increase was approved for $2.1 million on an annualized basis. A hearing is scheduled for December 2002 with the final order due in February 2003. A natural gas rate case was filed with the Wyoming Public Service Commission in June 2002. The company is requesting a 5.6 percent increase above current rates or a total of $662,000 annually. A hearing is scheduled for December 2002, and a final order is due in April 2003. The last rate cases in these states were filed in the mid-1990s. A natural gas rate case was filed in October 2002 with the Minnesota Public Utilities Commission. The requested amount is $1.6 million annually or 6.9 percent above current rates. The last rate case filed in Minnesota was in the mid-1980s.

Utility Services
* Revenues for this segment are expected to be approximately
  $450 million in 2002, a 23 percent increase over 2001. However, earnings are estimated to decrease by approximately 50 percent from the 2001 level due to lower margins resulting from current economic conditions combined with the second quarter 2002 write-off of receivables and an unfavorable billing dispute settlement. Earnings from this segment accounted for approximately 8 percent of consolidated 2001 earnings.

Pipeline and Energy Services
* In 2002, natural gas throughput from this segment, including both transportation and gathering, is expected to increase by more than 5 percent over the 2001 record level throughput.
* A 247-mile pipeline to transport additional natural gas to market and enhance the use of the company's storage facilities is currently under regulatory review. Depending upon the timing of the receipt of the necessary regulatory approval, completion of construction could occur as early as late 2003.
* The company continues its efforts to complete financing for a 200-megawatt project in Brazil. The first 100 megawatts have begun commercial production and the second 100 megawatts are scheduled to begin commercial production early in 2003. Petrobras, the purchaser of the output from the project, commenced making capacity payments in the third quarter.
* The company's independent power production group recently entered into an agreement to purchase 213-megawatts of natural gas fired electric generating facilities. The financial closing is subject to certain conditions and is expected to occur in the fourth quarter. Ninety-five percent of the facilities' output is sold to a non-affiliated utility under long-term power purchase contracts.

Natural Gas and Oil Production
* The company anticipates combined natural gas and oil production at this segment in 2002 to be approximately 10 percent to 15 percent higher than in 2001.
* In 2003, this segment expects a combined production increase in excess of 20 percent over 2002 levels.
* This segment expects to drill approximately 250 wells in 2002.
* Natural gas prices in the Rocky Mountain Region for November and December 2002 reflected in the company's 2002 earnings guidance are in the range of $2.00 to $2.50 per Mcf. The company's estimates for natural gas prices on the NYMEX for November and December 2002 reflected in the company's 2002 earnings guidance are in the range of $3.50 to $4.00 per Mcf. During the first nine months of 2002, more than half of this segment's natural gas production was priced using Rocky Mountain or other non-NYMEX prices.
* NYMEX crude oil prices for November and December 2002 reflected in the company's 2002 earnings guidance are in the range of $28 to $30 per barrel.
* This segment has hedged a portion of its 2002 production.
  The company has entered into swap agreements and fixed price forward sales representing approximately 35 percent to 40 percent of 2002 estimated annual natural gas production. These natural gas swaps are at various indices and range from a low CIG index of $2.73 to a high NYMEX price of $4.34. The company has also entered into oil swap agreements at average NYMEX prices in the range of $24.80 to $25.90 per barrel, representing approximately 30 percent to 35 percent of the company's 2002 estimated annual oil production.
* The company has hedged a portion of its 2003 production. The company has entered into costless collars, a natural gas swap and fixed price forward sales, representing approximately 35 percent to 40 percent of 2003 estimated annual natural gas production. The costless collars and swap are at various indices and range from a low CIG index of $2.94 to a high Ventura index of $4.30 per Mcf.
* For 2003, the company's estimates for natural gas prices in the Rocky Mountain Region are in the range of $2.50 to $3.00 per Mcf and estimates for natural gas prices on the NYMEX are in the range of $3.00 to $3.50.
* The company's estimates for NYMEX crude oil prices are in the range of $20 to $25 per barrel for 2003.
* The company has hedged a portion of its 2003 oil production.
  The company has entered into a costless collar at NYMEX prices with a floor of $24.50 and a cap of $27.15 representing approximately 15 percent to 20 percent of 2003 estimated annual oil production.

Construction Materials and Mining
* Excluding the effects of potential future acquisitions, aggregate volumes are expected to increase by approximately 18 percent to 23 percent in 2002 and asphalt and ready-mixed concrete volumes are expected to increase by 15 percent to 20 percent and 5 percent to 10 percent, respectively in 2002.
* Revenues for this segment are expected to exceed $900 million in 2002.
* Revenues are expected to grow by 5 percent to 10 percent in 2003.

Safe Harbor for Forward-looking Statements
The information in this release includes certain forward-looking statements, including earnings per share guidance, growth strategies, business opportunities, sales, transportation, gathering and production volume increases and natural gas and oil commodity price estimates and statements by the chairman of the board, president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results or outcomes for the company to differ materially from those in the forward-looking statements include natural gas and oil commodity prices, prevailing governmental policies and regulatory actions with respect to allowed rates of return, financings, or industry and rate structures, acquisition and disposal of assets or facilities, operation and construction of plant facilities, recovery of purchased power and purchased gas costs, present or prospective generation and availability of economic supplies of natural gas. Other important factors include the level of governmental expenditures on public projects and the timing of such projects, changes in anticipated tourism levels, the effects of competition (including but not limited to electric retail wheeling and transmission costs and prices of alternate fuels and system deliverability costs), drilling successes in natural gas and oil operations, the ability to contract for or to secure necessary drilling rig contracts and to retain employees to drill for and develop reserves, ability to acquire natural gas and oil properties, the availability of economic expansion or development opportunities, political, regulatory and economic conditions and changes in currency rates in foreign countries where the company does business, political and economic risks, economic disruptions caused by terrorist activities, changes in and compliance with environmental and safety laws and policies, weather conditions, population growth rates and demographic patterns, market demand for energy from plants or facilities, changes in tax rates or policies, unanticipated project delays or changes in project costs, unanticipated changes in operating expenses or capital expenditures, labor negotiations or disputes, changes in credit ratings or capital market conditions, inflation rates, inability of the various counterparties to meet their contractual obligations, changes in accounting principles and/or the application of such principles to the company, changes in technology and legal proceedings, and the ability to effectively integrate the operations of acquired companies. For further discussion, refer to the company's most recent Form 10-Q at
Item 2 - Management's Discussion and Analysis - Safe Harbor for Forward-looking Statements.

MDU Resources Group, Inc. provides energy, value-added natural resource products and related services that are essential to our country's energy, transportation and communication infrastructure. MDU Resources includes electric and natural gas utilities, a natural gas pipeline, utility services, natural gas and oil production, construction materials and mining, and energy services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.
                         * * * * * * * *
Contacts:
Vernon A. Raile - Vice President, Controller and Chief Accounting Officer (701) 222-7623 or
Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959




                            MDU RESOURCES GROUP, INC.
                             COMPARATIVE HIGHLIGHTS

                                           THREE MONTHS        NINE MONTHS
                                              ENDED               ENDED
                                           SEPTEMBER 30,       SEPTEMBER 30,
                                          2002     2001       2002       2001
                                        --------  --------  --------  --------

Revenues (in millions):
  Electric                              $   41.5  $   48.2  $  117.9  $  129.1
  Natural gas distribution                  16.8      18.7     122.7     200.8
  Utility services                         113.4      92.2     338.1     236.7
  Pipeline and energy services              28.4      64.8     116.3     489.0
  Natural gas and oil production            42.2      42.5     148.3     169.5
  Construction materials and mining        378.6     301.6     701.5     596.6
  Intersegment eliminations                 (8.5)    (16.3)    (70.2)    (82.4)
                                        --------  --------  --------  --------
    Total                               $  612.4  $  551.7  $1,474.6  $1,739.3
                                        ========  ========  ========  ========

Operating Income (in millions):
  Electric                              $    9.6  $   16.0  $   22.4  $   32.3
  Natural gas distribution                  (3.9)     (3.8)      2.3       (.4)
  Utility services                           3.6       6.8       8.8      18.3
  Pipeline and energy services              10.5       8.7      25.1      23.4
  Natural gas and oil production            12.1      17.3      62.5      93.3
  Construction materials and mining         58.3      48.2      66.1      60.2
                                        --------  --------  --------  --------
    Total                               $   90.2  $   93.2  $  187.2  $  227.1
                                        ========  ========  ========  ========
Net Income (in millions)                $   53.9  $   50.8  $  102.5  $  126.9
                                        ========  ========  ========  ========
Earnings on Common Stock (in millions):
  Electric                              $    4.5  $    8.3  $    9.6  $   15.2
  Natural gas distribution                  (2.6)     (2.7)      1.0      (1.6)
  Utility services                           1.6       3.4       3.8       9.3
  Pipeline and energy services               9.9       3.9      15.5       9.7
  Natural gas and oil production             6.9      10.5      37.4      56.4
  Construction materials and mining         33.4      27.2      34.6      37.3
                                        --------  --------  --------  --------
    Total                               $   53.7  $   50.6  $  101.9  $  126.3
                                        ========  ========  ========  ========

Earnings Per Common Share:
  Basic                                 $    .76  $    .75  $   1.45  $   1.89
  Diluted                               $    .75  $    .74  $   1.44  $   1.87

Weighted Average Common Shares
  Outstanding (in millions):
    Basic                                   70.9      67.6      70.3      66.8
    Diluted                                 71.3      68.1      70.8      67.5

Electric (thousand kWh):
  Retail sales                           609,860   597,338 1,669,575 1,640,439
  Sales for resale                       153,587   200,995   579,976   648,997

Natural Gas Distribution (Mdk):
  Sales                                    3,154     3,035    26,240    24,617
  Transportation                           2,518     2,855     8,892     9,795

Pipeline and Energy Services (Mdk):
  Transportation                          29,910    28,092    77,013    73,222
  Gathering                               18,758    15,154    52,387    43,950

Natural Gas and Oil Production:
  Natural gas (MMcf)                      12,219     9,921    34,571    29,641
  Oil (000's of barrels)                     486       510     1,469     1,492

Construction Materials and Mining (000's):
  Aggregates (tons)                       13,155    11,023    25,600    19,951
  Asphalt (tons)                           3,745     3,310     5,732     4,732
  Ready-mixed concrete (cubic yards)         951       804     2,145     1,916



                                            * * * * * * * *